Exhibit 99.1

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) announced today that Ricardo H. Rosa has been named Senior Vice President and Chief Financial Officer, effective September 1, 2009. Mr. Rosa will be based in Geneva and will report to Robert L. Long, Chief Executive Officer. Mr. Rosa will succeed Gregory L. Cauthen.

Mr. Rosa is currently Senior Vice President of the company’s Europe and Africa Unit (EAU). Previously, he served as Senior Vice President of the company’s Asia and Pacific Unit (APU). Prior to that role, he served the company as Vice President and Controller and in a variety of international positions in finance for 19 years. Mr. Rosa graduated from Oxford University in the United Kingdom with a Master of Arts degree and subsequently qualified as a Chartered Accountant with the Institute of Chartered Accountants in England and Wales.

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 28 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

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